SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 19, 2002

NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-19182	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza
Saint John, New Brunswick, Canada (Address of Principal Executive Offices)	E2L 4S3 (Zip Code)

 Registrant's telephone number, including area code: (506) 633-3800

ITEM 5.         Other Events

Letter to Shareholders, dated December 19, 2002

As the year draws to a close, it gives me great pleasure to be able to report some positive developments for Nord Pacific.  I am enclosing a copy of Nord Pacific's latest press release advising you of the exercise by PGM Ventures Corporation of its option to acquire an interest in Nord Pacific's Simberi gold mining project in the Tabar Islands of Papua New Guinea.  We are very pleased with this development and the two companies share a common objective of bringing the gold project into production as soon as possible.  Needless to say, recent increases in the price of gold (around $340 - $350 per ounce) enhance both the viability of the Simberi project and the determination of all concerned to proceed full speed ahead.

When I assumed the Presidency of Nord Pacific in September 2001, TeckCominco (one of the world's major mining companies), had only recently made a decision not to proceed with Nord Pacific in development of the Tritton Copper Project located near our Girilambone Copper Project in New South Wales, Australia.  TeckCominco made its decision for a number of reasons, including concerns about their own income from their zinc mines, projected low copper and zinc prices, higher than anticipated capital costs for the Tritton Project and concerns about Nord Pacific's viability and its ability to fund its share of costs of the project.  All of these concerns were valid and, although we were very disappointed when TeckCominco decided not to proceed, Nord Pacific maintains an excellent relationship with TeckCominco and we value them as one of our largest shareholders.  In fact, TeckCominco has been very supportive of our efforts over the last year and have recently written a letter of congratulations to Nord Pacific on completing the transaction with PGM.

However, the withdrawal of TeckCominco foreshadowed the inability of Nord Pacific to develop the Tritton project, which was primarily due to relatively low forecasted prices of copper.  At the same time, production had been decreasing at our Girilambone mine due to exhaustion of the orebody and therefore our share of cash flow was being dramatically reduced. Since Nord Pacific had purchased the half-interest in Tritton owned by Straits Resources in 2000, we had property payment obligations to Straits but insufficient income from the declining Girilambone copper production to meet them.  When we could not make the June 2001 property payment of A$750,000, Straits instituted foreclosure proceedings and Nord Pacific was forced to sell its interests in the Tritton and Girilambone projects to Straits to satisfy its debts.  However, we were also relieved of all environmental liabilities associated with the projects.  I described all of this in earlier newsletters.

Needless to say, it was been a very difficult period of time, during which Nord Pacific was faced with liquidation.  Although the Company received some money as a result of the forced sale to Straits, most of it went to satisfy pre-existing debts and Nord Pacific managed to survive on the residual until we completed the transaction with PGM. Although we had some excellent assets, especially the Tabar and Simberi gold projects in the Tabar Islands, the Company was cash poor with no income.  We originally projected that we could function through July 2002 on the residual proceeds from the Straits sale but, in fact, we made it to the end of September 2002 by cutting costs to the essential minimums.

After closing the transaction with Straits in March 2002, the Company focused upon not just surviving, but trying to ascertain the best manner in which management could build shareholder value.  The only logical answer was to devote maximum effort towards the gold projects in the Tabar Islands, either through a joint venture or independent financing. Unfortunately, our financial condition precluded the latter; fortunately, the high quality of the work we had previously performed at Simberi, together with strengthening in the price of gold, has allowed Nord Pacific to enter into a joint venture with PGM.

In order to protect Nord Pacific's assets and advance our gold projects in the Tabar Islands, it was clear that the Company needed to retain key employees, consultants and members of the Board of Directors in the face of having little or no money on hand or projected to come in.  If the key people departed, the Company simply would not have had the ability to try to rebuild Nord Pacific around the Tabar Islands gold projects.

For this reason, in February 2002, at the height of the storm and with the Company's stock trading between $0.01 and $.02 per share, the Board of Directors granted forfeitable and restricted stock awards totaling 2.3 million shares (approximately 14% of the Company's issued stock) to key personnel as an inducement to stay the course through the difficulties and to compensate them if they did stay the course. These stock awards were previously reported to you in an earlier newsletter.  Each of the Company's directors, myself included, was awarded 400,000 forfeitable shares, worth less than $8,000 at the time.  Other employees and consultants were awarded from 50,000 shares to 300,000 shares.  The awards went to Americans, Australians and Papua New Guineans, including key staff on Simberi Island.

All of us who remained associated with Nord Pacific made a decision to devote our total energies and meager resources towards trying to create value from these assets.  We simply were not going to roll over and give up -- we had all worked too long and too hard to give up now.   The Company held a permitted gold project in Simberi and knew that a slight upturn in gold prices would greatly enhance its attractiveness.

Further, the exploration potential of the rest of Simberi and the other two islands of Tatau and Tabar in the Tabar Islands group is excellent. The Tabar Islands are quite close to Lihir, an adjacent island that hosts one of the largest gold mines in the world.   Previous exploration work established that gold was widely spread over the Tabar Islands, with some bonanza grade intercepts in deeper sulphides on Simberi, such as 4 metres at 150 grams/tonne (13 feet at 4.8 ounces per tonne).  There was, and is, no reason that a large gold deposit cannot be discovered. The potential is certainly there.  The geology and mineralization of the Tabar Islands is very similar to that found on Lihir and the Company has a huge volume of generative exploration data which will facilitate an efficient exploration program to increase our gold assets.  Our exploration license covers the entire Tabar Islands group.

Of equal importance, Nord Pacific prepared a Feasibility Study on the Simberi gold mining project in 1996 and the project was essentially permitted for development, to include receipt of our major environmental permits.  The Company has established excellent relations with the local islanders and with the government at all levels, and we have been maintaining the project in good shape, even during the difficult times.  At the same time, we go to great lengths to show respect for the local culture and for the natural environment, and have committed to a comprehensive environmental management plan.

What was essential was to have a defined plan to develop the project as quickly as possible to take advantage of any surge in gold prices.  We knew we would need to update the Feasibility Study from its last updating in 1999 and obtain a few ancillary permits; however, the big task was to find an investor or funding to update and develop the project in a timely manner in order to start generating cash flow, as well as to be able to conduct additional exploration on known targets and to develop new ones.

Accordingly, all of the crew, including the directors, set out to make it happen, against great odds.  With our financial advisors, the Company prepared a package of information for distribution to potential investors, especially other mining companies, that described the Company and its potential, with particular emphasis on the potential of Simberi/Tabar. The projected rate of production at Simberi is 40,000 ounces per year  (gross revenues of $14,000,000 at $350 gold) at operating cash costs estimated to range between US$150 and US$170 per ounce to mine and process near-surface oxide ores.

Nord Pacific contacted almost everyone we could think of who might be interested in investing or participating in the project.  This included our largest shareholders to see if they would be interested in project participation, or if they would be interested in funding Nord Pacific's efforts. But sadly, without exception, they declined. Similarly, the larger mining companies expressed the opinion that the proven resources were too small or that it would take many months to reach any kind of decision, or they already had "too much on their plate at the time" or did not have the resources to take it on.   Some expressed concerns about doing business in Papua New Guinea.

Let me digress briefly to comment on the perceived risk of investing in Papua New Guinea.  Frankly, from a political risk standpoint, I would rather be mining in Papua New Guinea than I would in the U.S.  Papua New Guinea has consistently had a pro-mining environment.  Yes, there have been problems with landowners in some areas of Papua New Guinea (mainly in the Highlands, well away from our operations), but we have found that being straightforward, honest and upfront with them has paid huge dividends and our problem with the locals has been one of, "when are you going to get the mine going?" not one of, "we do not want you here".  In fact, during their due diligence trip in November, the PGM people noted that Nord Pacific has built up a tremendous reservoir of good will in the country.

I might also mention that Mineral Resources Development Corporation, the mining development arm of the Papua New Guinea government, is a major shareholder in Nord Pacific and has recently sent us a letter of support with regards to our efforts on behalf of shareholders. They are very pleased with the PGM deal.

We will have to manage this project very carefully to keep costs as low as possible with prudent management.  The Tabar Islands and the Simberi project consist of islands which can be serviced by coastal steamer and we have constructed a high quality grass airstrip on Simberi.  The project will employ Papua New Guineans to the maximum extent possible.  We know from long experience that, when trained, they make excellent workers.

After contacting literally dozens of companies, brokers and potential investors, with limited success and little likelihood of accomplishing anything before the Company became insolvent, PGM Ventures was introduced to Nord Pacific in August by an investment banker in Toronto.  PGM received the Information Memorandum and immediately responded that it wanted to investigate the project further.  We initially made inquiry as to the identity of PGM, a relatively newly formed company, and noted that the principals were well-experienced professional geologists who had been associated with the financing and development of projects throughout the world.  They brought a strength to the project that was lacking - that of being able to raise financing for the project.  We brought the project itself, which is permitted for development, extensive feasibility studies, and the experienced technical ability to conduct the development and subsequent operations.

PGM views the value in the Simberi project much along the lines as perceived by Nord Pacific.  After completing their due-diligence and a site visit to the project, PGM was also very complimentary of Nord Pacific's professionalism and integrity with regards to the state of the database, drill core logs, notes, and other data that substantiates the validity of the projects.

The transaction with PGM was completed as described in the newsletters, and, by industry standards, it is a very good deal for both parties.  Nord Pacific has received a number of congratulations from industry professionals with respect to the PGM transaction.  Due to the dedication, perseverance, integrity and sacrifice on the part of our people, and a good project, we have survived to this point and we are determined to restore as much value to our shareholders as possible.  I cannot convey to you the full extent of my admiration for our directors, our employees and our key consultants who have stayed with us.  Oftentimes missing several payrolls and not knowing whether we would make it or not, they have risen to the occasion and it has been a wonderful privilege to serve with them.

Our Chairman is John Roberts, who lives in Adelaide, South Australia.  He is an experienced professional geologist who is extremely well respected in the mining industry, having successfully served in senior management capacities for a number of mining companies.  He is a wise and considerate person with seasoned judgment, and he has been a wonderful counselor to me and to the rest of the staff through these difficult times.  He is absolutely determined to succeed in our quest.  Whenever he questions me, he always begins by asking "Is it in the best interests of our shareholders?"  His uncompromising integrity is a sterling example to us all.   We are most fortunate to have him leading the Company.

Lucile Lansing, a director of Nord Pacific, is also a very special person.  She is full of energy and is intelligent beyond words.  Although she has several other activities which she directs, she always finds time to be available to the staff or me.  She is a delightful person, who asks the hard questions and has an ability to get to the heart of the matter quickly.  She seems to intuitively understand what is going on.  She is also a wonderful counselor and up-lifter to me.  She is absolutely honest, and also has the highest standards of integrity.  She is tenacious, and will not let go in the face of great adversity.  Ms. Lansing has an extensive financial background.

Someone asked me not long ago "why do they (the Directors) stay with you?  There must be something in it for them".  Well, other than the restricted stock awards, (which are not worth much today and cannot be sold for 1-2 years from grant), and some small positions of shares they own or woefully out-of-the-money options granted to them many years ago, there is "nothing" in it for them, except for the knowledge that they are trying to do the very best to re-birth this company for you, and that they feel a tremendous sense of duty and loyalty to you and to the employees and other stakeholders to make things right once again.  This may sound trite, but that is the way it is.  Mr. Roberts was also engaged as a Company consultant many years ago with a monthly retainer, but he has not been paid anything for many months now, because we simply did not have the funds.

As for me, I am a mining engineer with some 40 years of experience in all kinds of engineering and mining projects, especially copper, gold, silver and industrial minerals.  I spent 6 years on active duty (Southeast Asia, Germany and the U.S.) and 22 years in the Reserves and I retired as a lieutenant colonel in the U.S. Army.  I am a team player and as such, listen to all of our directors, employees and associates, but do not shy away from the difficult decisions.  I do my best to work hard and to use good judgment in reaching conclusions and decisions and provide leadership to all.  To me, the most important characteristics I strive for are those of integrity, honesty and determination.  I do not lie to people or tell them only part of the story.  I may not satisfy everyone, but it is not for lack of trying.

We are also very fortunate to have retained key personnel who have extensive exploration, operations and civil affairs management experience in Papua New Guinea, and administrative personnel who are well versed in administrating mining company affairs both here in the U.S. and Australasia.

On a personal note, it is difficult enough under the best of circumstances to develop a mine.  But along with these challenges previously mentioned, I have also been subjected to demands to undo the PGM deal, and I have been threatened and verbally assaulted in a most abusive way, with threats of all kinds.  I have been accused of ridiculous charges and of doing a terrible deal with PGM.  Information has been disseminated to some shareholders that is either distorted or simply not true in an apparent attempt to overturn the PGM deal, possibly motivated by an attempt to take over the gold project.  However, before you respond to any outside source offering you information which undermines the PGM arrangement, please feel free to call me or any of the other Directors so that we might discuss the situation in more detail.

The thing I can tell you, though, is none of the past difficulties have dissuaded us from doing the very best we can for our shareholders.  We had a good deal on the table with PGM with no other reasonable deals or solid offers from anyone to put money into the Company, including major shareholders and as such, we had a fiduciary responsibility to you to take that deal.  Had we not done the deal with PGM, the shareholders stood a very real risk of receiving nothing as a consequence of having to put the Company into bankruptcy.  We are most fortunate to have PGM as our new partner.

We are confident PGM will carry out their end of the arrangement, with the common objective of bringing the gold mine into production as soon as possible.  Our next step is to obtain audited financials so that we can be in a position to raise equity funding for our share of mine development costs and for working capital.  We are working diligently with our financial advisors towards this end.  We also hope to be in a position in the not too distant future of having all of our filings up to date and to be able to call a shareholders meeting.  We have already commenced working on updating the Feasibility Study, the resource study and miscellaneous environmental permits.  Both companies would like to be into production by mid 2004 but there is much work to be performed before we can commit to a date. As soon as we can, I will advise you of it.  I will report more to you on our progress as circumstances evolve.

In closing, I want to express my appreciation to the loyal shareholders who have given me such wonderful encouragement and to our loyal and dedicated employees for staying with the Company during these difficult times.  As I write this, the price of gold is over $340 per ounce and our prospects look brighter by the day.  I believe the good times are ahead for us and it is my hope that those shareholders who have supported us will be well rewarded.  Have a prosperous New Year and a safe and Happy Holidays!

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2002	By: /s/ Mark R. Welch
Mark R. Welch
President & CEO